EXHIBIT 99.1

SETTLEMENT NOTICE
PROS Holdings, Inc.
2.00% Convertible Senior Notes due 2019
(CUSIP No.: 74346Y AB9)

NOTICE IS HEREBY GIVEN that PROS Holdings, Inc., a Delaware corporation (the “Company”), has elected to settle any conversions of its outstanding 2.00% Convertible Senior Notes due 2019 (the “Notes”) by Combination Settlement pursuant to Section 14.02 of the indenture governing the Notes (the “Indenture”), in an amount (the “Settlement Amount”) consisting of (a) cash equal to $1,000 per $1,000 principal amount of the Notes at maturity, plus (b) an additional number of shares of the Company’s common stock, par value 0.001 per share (the “Common Stock”). The Settlement Amount will be determined pursuant to the Indenture and will be based on the per share volume-weighted average price of the Common Stock over a 60 trading day period ending on November 27, 2019. Notes with respect to which the conversion right is validly exercised in accordance with the terms of the Notes and the Indenture will be settled on December 3, 2019. The conversion rate for the Notes as of the date of this Notice is 29.5972 shares of Common Stock per $1,000 principal amount of Notes at maturity.

The Company and the Trustee shall not be responsible for the use of the CUSIP or ISIN number selected, nor is any representation made as to their correctness in this notice or as printed on any Note and the applicable Holder should rely only on the other identification numbers printed on the Notes. The CUSIP or ISIN number is included solely for the convenience of the Holders of the Notes.
Any conversions prior to the expiration of a holder’s conversion right must be made by completing, manually signing and delivering an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion; provided, that Notes held through the Depositary should be converted in accordance with Depositary’s procedures. The address of the Conversion Agent is as follows:

Conversion Agent
Wilmington Trust, National Association 1100 North Market Street, 5th Floor Wilmington, DE 19890 Attention: Corporate Capital Markets - Workflow Mgmt
Inquiries may be addressed to the Legal Department of the Company, at legal@pros.com.
All defined terms used herein and not otherwise defined will have the definitions provided to such terms in the Indenture.
EACH HOLDER OF NOTES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF CONVERSION TO SUCH HOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.
The Trustee (acting as the Paying Agent) will withhold, at the applicable rate under the United States backup withholding rules, from any payment that is made upon conversion of a Note unless the holder, when presenting the Notes, delivers a properly completed IRS Form W-9 or W-8BEN, as applicable, or the holder otherwise establishes an exemption from such backup withholding.
PROS HOLDINGS, INC.
Date: August 30, 2019